As filed with the Securities and Exchange Commission on May 1, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMERICA INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	38-1998421

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1717 Main Street, MC 6404
Dallas, Texas 75201

(Address of principal executive offices) (Zip Code)

COMERICA INCORPORATED 2006 AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN

(Full title of the Plan)

JON W. BILSTROM
Executive Vice President, Governance, Regulatory
Relations and Legal Affairs, and Secretary
Comerica Incorporated
1717 Main Street, MC 6404
Dallas, Texas 75201

(Name and address of agent for service)

(214) 462-6831

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting	Smaller reporting company ☐
company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $5.00 par value	3,850,000 shares	$35.99	$138,561,500	$18,899.79

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)         Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the per share and aggregate offering price are based upon the average of the high and low sales prices of the shares of common stock as reported on the New York Stock Exchange Composite Tape on April 26, 2013 ($35.99 per share).

EXPLANATORY NOTE

This Registration Statement is solely for the registration of additional shares of common stock of Comerica Incorporated for issuance under the Comerica Incorporated 2006 Amended and Restated Long-Term Incentive Plan (the “Plan”).  Therefore, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements relating to the Plan and/or shares carried over into the Plan (Registration Statement No. 333-167261 filed on June 2, 2010; Registration Statement No. 333-136053 filed on July 26, 2006; Registration Statement No. 333-104163 filed on March 31, 2003; Registration Statement No. 333-48122 filed on October 18, 2000; and Registration Statement No. 333-24565 filed on April 4, 1997) are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                                                INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by Comerica Incorporated (“Comerica” or the “Registrant”) are incorporated in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:

1.              Comerica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

2.              All other reports filed by Comerica pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2012; and

3.              The description of Comerica’s common stock, par value $5.00 per share, set forth in Comerica’s Registration Statement on Form S-4/A filed April 5, 2011 (Commission File Number 333-172211) and any amendments, reports or other filings filed with the Securities and Exchange Commission for the purpose of updating that description.

All documents subsequently filed by Comerica pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 5.                INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the securities has been passed upon by Jon W. Bilstrom, Executive Vice President, Governance, Regulatory Relations and Legal Affairs, and Secretary of Comerica. Mr. Bilstrom beneficially owns restricted stock units, restricted stock, common stock and options to purchase common stock granted under the Plan.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Comerica’s certificate of incorporation provides that a director of Comerica shall not be personally liable to Comerica or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which a director derived an improper personal benefit.
In general, Comerica’s bylaws provide that Comerica shall indemnify its directors and officers to the fullest extent permitted by law. As permitted by Section 145(a) of DGCL, Comerica’s bylaws provide that Comerica shall indemnify each of its directors and officers against expenses (including attorney’s fees) incurred in connection with any proceeding (other than an action by or in the right of Comerica) involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Comerica and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. As permitted by Section 145(b) of DGCL, Comerica’s bylaws provide that Comerica shall indemnify each of its officers and directors against expenses (including attorney’s fees) incurred in connection with any action brought by or in the right of Comerica, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Comerica, except that if the director or officer is adjudged to be liable to Comerica, no indemnification shall be made unless and to the extent that the Court of Chancery or any other court shall deem proper, notwithstanding the adjudication of liability.

Unless prohibited by applicable law or regulation, or otherwise required by Section 18(k) of the Federal Deposit Insurance Act, as amended, the determination of whether indemnification of an officer or director is proper under the circumstances (unless ordered by a court) generally shall be made by independent legal counsel chosen by a majority of Comerica’s disinterested directors (even if such disinterested directors constitute less than a quorum) in a written opinion to the board of directors. However, as required by Section 145(c) of DGCL, Comerica must indemnify a director or officer who was successful in defense of any suit. As permitted by Section 145(e) of DGCL, Comerica’s bylaws provide that Comerica may pay expenses incurred by a director or officer in advance, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.
As permitted by Section 145(g) of DGCL, Comerica’s bylaws provide that Comerica may purchase insurance on behalf of its directors and officers against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Comerica would have the power to indemnify such person against such liability under its bylaws. Comerica maintains such insurance.
Comerica has also entered into indemnification agreements with certain of its directors and officers. In addition to the indemnification provisions described above, the indemnification agreements make mandatory the advancement of expenses upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director is not entitled to indemnity. The indemnification agreements also provide that, to the extent there must be a determination made as to whether a director is entitled to indemnification, such determination will be made by independent legal counsel selected by a majority of disinterested directors, or, for two years following a change of control, by the director claiming indemnification. Further, the indemnification agreements extend the benefits described above to the director’s spouse.
The foregoing is only a general summary of Comerica’s indemnification agreements and certain aspects of Delaware law and Comerica’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Comerica’s indemnification agreements, Section 145 of the DGCL and the certificate of incorporation and the bylaws of Comerica.

ITEM 8.                                                EXHIBITS.

Item 601 Regulation S-K Exhibit Reference Number	Description of Document

4.1(a)	Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant's Current Report on Form 8-K dated August 4, 2010, and incorporated herein by reference).

4.1(b)
Certificate of Amendment to Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Comerica Incorporated (filed as Exhibit 3.3 to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and incorporated herein by reference).

4.3	Comerica Incorporated 2006 Amended and Restated Long-Term Incentive Plan (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated April 23, 2013, and incorporated herein by reference).

5.1	Opinion and Consent of Jon W. Bilstrom as to the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Jon W. Bilstrom, legal counsel (contained in Exhibit 5).*

24	Powers of Attorney (included on the signature pages hereto).*

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 1, 2013.

COMERICA INCORPORATED

By:	/s/ Ralph W. Babb, Jr.
Ralph W. Babb, Jr.
Chairman, President and Chief Executive Officer

We, the undersigned directors and officers of Comerica Incorporated, do hereby constitute and appoint Jon W. Bilstrom and Nicole V. Gersch, and each of them severally, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 1, 2013:

/s/ Ralph W. Babb, Jr.
Ralph W. Babb, Jr.
Chairman, President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Karen L. Parkhill
Karen L. Parkhill
Vice Chairman and Chief Financial Officer
(Principal Financial Officer)

/s/ Muneera S. Carr
Muneera S. Carr
Executive Vice President and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Roger A. Cregg
Roger A. Cregg
Director

/s/ T. Kevin DeNicola
T. Kevin DeNicola
Director

/s/ Jacqueline P. Kane
Jacqueline P. Kane
Director

/s/ Richard G. Lindner
Richard G. Lindner
Director

/s/ Alfred A. Piergallini
Alfred A. Piergallini
Director

Robert S. Taubman
Director

/s/ Reginald M. Turner, Jr.
Reginald M. Turner, Jr.
Director

/s/ Nina G. Vaca
Nina G. Vaca
Director

EXHIBIT INDEX

Exhibit No.	Description

4.1(a)	Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant's Current Report on Form 8-K dated August 4, 2010, and incorporated herein by reference).

4.1(b)
Certificate of Amendment to Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Comerica Incorporated (filed as Exhibit 3.3 to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and incorporated herein by reference).

4.3	Comerica Incorporated 2006 Amended and Restated Long-Term Incentive Plan (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated April 23, 2013, and incorporated herein by reference).

5.1	Opinion and Consent of Jon W. Bilstrom as to the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Jon W. Bilstrom, legal counsel (contained in Exhibit 5).*

24	Powers of Attorney (included on the signature pages hereto).*

*  Filed herewith.